 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2018

L3 TECHNOLOGIES, INC.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	001-37975	13-3937436
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Third Avenue, New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 697-1111

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2018, the Board of Directors (the “Board”) of L3 Technologies, Inc. (the “Company”) increased the number of directors on the Board from nine to ten and appointed Rita S. Lane to serve as a director of the Company. Ms. Lane has also been designated as a member of each of the Audit and Ethics Committee and the Nominating/Corporate Governance Committee of the Board.  The Company expects Ms. Lane to stand for election at the annual meeting of shareholders in May 2019.

Ms. Lane’s compensation for her services as a director will be consistent with that of the Company’s other non-employee directors. Accordingly, she will receive the annual board member cash retainer for service on the Board (currently $115,000 per year) and the annual audit committee member retainer for service on the Audit and Ethics Committee (currently $20,000).  Ms. Lane also received a grant of restricted stock units on May 8, 2018 with an aggregate grant date fair value of $145,000, consistent with the Company’s annual board member equity award granted to all other non-employee directors of the Company on that date.

Other than the standard compensation arrangements described above, there are no arrangements or understandings between Ms. Lane and any other person pursuant to which she was appointed as a director. Ms. Lane is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

The Company issued a press release on May 9, 2018, announcing the appointment of Ms. Lane. The press release is attached hereto as Exhibit 99.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Title

99	Press Release dated May 9, 2018, announcing the appointment of Rita S. Lane as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L3 TECHNOLOGIES, INC.

By:	/s/ Allen E. Danzig
Name:	Allen E. Danzig
Title:	Vice President, Assistant General Counsel and Assistant Secretary
Dated: May 9, 2018